Exhibit 10.24
AMENDMENT TO THE
ASTEC INDUSTRIES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT to the Astec Industries, Inc. Supplemental Executive Retirement Plan, adopted effective January 1, 1995 (the “Plan”), is adopted by Astec Industries, Inc. (the “Company”), effective as of the date set forth herein.

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan, and such Plan is currently in effect; and

WHEREAS, pursuant to Section 4.1, the Company may amend the Plan at any time; and

WHEREAS, the Company wishes to amend the Plan to change the Plan’s definition of Compensation, to clarify the current participants and to add certain additional participants.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.

Effective as of January 1, 2007, Section 1.9 is amended in its entirety to read as follows:

“1.9
COMPENSATION:  The total base salary and annual bonuses paid by Astec Industries, Inc. to the Participant during the applicable calendar year, including salary reduction pre-tax contributions made pursuant to a Code Section 401(k) plan.  Compensation shall be determined by excluding reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, and welfare benefits (and for this purpose, workers’ compensation payments of any type and severance pay of any type shall be considered “welfare benefits,” but sick pay, short term disability and vacation pay are not considered “welfare benefits”).  In addition, Compensation shall be determined by excluding the following types of remuneration:

(1)
Employer contributions to a plan of deferred compensation which are not includible in the employee’s gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan, or any distributions from a plan of deferred compensation;

(2)
Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; and

(3)	Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option.”

2.

Article 2 is amended in its entirety to read as follows:

“ARTICLE 2 - PARTICIPATION

Participation in the Supplemental Executive Retirement Plan shall be limited to those key executive officers responsible for the ultimate efficient and profitable operation of the Company, who have been selected by the Board of Directors.  The executives listed below participate in the Plan as of the date this amended and restated Plan document is adopted:

Name of Participant	Effective Dates of Participation
J. Don Brock	January 1, 1995
Thomas R. Campbell	January 1, 1995
Frank Cargould	January 1, 1995
Jeff Elliott	January 1, 1995
Tim Gonigam	January 1, 1995
Albert E. Guth	January 1, 1995 - December 31, 2006
F. McKamy Hall	January 1, 1995
Richard Patek	January 1, 1995
W. Norman Smith	January 1, 1995
Robert A. Stafford	January 1, 1995 - June 30, 2006
Joseph Vig	January 1, 1995
Jeff Richmond	May 1, 2004
Neal Ferry	January 1, 2005
Richard Dorris	January 3, 2005
Alan Odgers	May 1, 2005
Ben Brock	January 1, 2007
James Pfeiffer	January 1, 2007
Michael A. Bremmer	January 1, 2007
David L. Winters	January 1, 2007

Unless otherwise specified, each eligible employee will participate as of January 1 of the year he is first designated a participant by the Board.  Participation in the Plan shall cease on the date the Participant terminates employment with the Company and all of its affiliates.”

* * * * * * * * *

Except as amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has adopted this Amendment on the date shown below, but effective as of the date(s) indicated above.

ASTEC INDUSTRIES, INC.

Date March 8, 2007	By /s/ F. McKamy Hall
Name F. McKamy Hall
Title VP, CFO & Treasurer